EXHIBIT 2(C)

CERTIFICATE OF ELIMINATION OF CLASS A, B, C, D, E AND F PREFERRED STOCK
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                        Pursuant To Section 151 of the
               General Corporation Law of the State of Delaware
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      HANGER  ORTHOPEDIC  GROUP,  INC. , a corporation  organized and existing
under  the   General   Corporation   Law  of  the  State  of   Delaware   (the
"CORPORATION"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the Delaware General Corporation Law at a meeting duly called and held on June 9, 1999.

      RESOLVED, that all series of previously authorized preferred stock, $.01 par value per share, of the Corporation, namely the Class A Preferred Stock as to which the original Certificate of Designations, Preferences and Rights was filed on May 12, 1989, the Class B Preferred Stock, as to which the original Certificate of Designations, Preferences and Rights was filed on May 12, 1989, the Class C Preferred Stock, as to which the original Certificate of Designations, Preferences and Rights was filed on February 12, 1990, the Class D Preferred Stock, as to which the original Certificate of Designations, Preferences and Rights was filed on February 12, 1990, the Class E Preferred Stock, as to which the original Certificate of Designations, Preferences and Rights was filed on February 12, 1990 and the Class F Preferred Stock, as to which the original Certificate of Designations, Preferences and Rights was filed on April 13, 1991, no shares of which series of preferred stock are currently issued or outstanding, are hereby cancelled.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer of the Corporation as of the 18th day of June, 1999.

                                            By: /s/IVAN R. SABEL
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                                                Name:  Ivan R. Sabel
                                                Title: Chairman of the Board,
                                                        President and Chief
                                                        Executive Officer